                                                                     EXHIBIT 12

                             AMERICAN AIRLINES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                   1997        1998      1999        2000         2001
                                                  ------     ------     ------     -------      -------
Earnings:
   Earnings (loss) from continuing operations
   before income taxes and extraordinary loss     $1,287     $1,745     $1,054     $ 1,282      $(2,449)

   Add:  Total fixed charges (per below)             995        906        989       1,068        1,435

   Less:  Interest capitalized                        19         97        111         143          135
                                                  ------     ------     ------     -------      -------
      Total earnings                              $2,263     $2,554     $1,932     $ 2,207      $(1,149)
                                                  ======     ======     ======     =======      =======

Fixed charges:
   Interest                                       $  297     $  208     $  215     $   281      $   406

   Portion on rental expense representative
   of the interest factor                            697        697        773         785        1,025

   Amortization of debt expense                        1          1          1           2            4
                                                  ------     ------     ------     -------      -------
      Total fixed charges                         $  995     $  906     $  989     $ 1,068      $ 1,435
                                                  ======     ======     ======     =======      =======

Ratio of earnings to fixed charges                  2.27       2.82       1.95        2.07           --
                                                  ======     ======     ======     =======      =======

Coverage deficiency                                   --         --         --          --      $ 2,584
                                                  ======     ======     ======     =======      =======


Note: In April 2001, the Board of Directors of American approved the guarantee by American of AMR's existing debt obligations. As of December 31, 2001, this guarantee covered approximately $676 million of unsecured debt and approximately $573 million of secured debt. The impact of these unconditional guarantees is not included in the above computation.